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                                                                  Exhibit 99.1.2

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
NATIONAL DATA CORPORATION


(In thousands, except per share data)

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                                                            Three Months Ended February 29/28,
                                                           ------------------------------------
                                                                 2000                1999
                                                           ------------          --------------
Revenues                                                    $   167,695          $   165,437
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Operating expenses:
     Cost of service                                             83,101               78,513
     Sales, general and administrative                           56,843               53,491
                                                            --------------------------------
                                                                139,944              132,004
                                                            ================================

Operating income                                                 27,751               33,433
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Other income (expense):
     Interest and other income                                      600                  336
     Interest and other expense                                  (3,352)              (3,601)
     Minority interest in earnings                               (1,031)                (834)
                                                            --------------------------------
                                                                 (3,783)              (4,099)
                                                            --------------------------------

Income before income taxes and discontinued operations           23,968               29,334
Provision for income taxes                                        9,228               11,440
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Income before discontinued operations                            14,740               17,894
Discontinued operations                                         (13,546)                 792
--------------------------------------------------------------------------------------------
     Net income                                             $     1,194          $    18,686
                                                            ================================


Basic earnings per share:
     Income before discontinued operations                  $      0.45          $      0.53
                                                            --------------------------------
     Discontinued operations                                $     (0.41)                0.02
                                                            --------------------------------
     Basic earnings per share                               $      0.04          $      0.55
                                                            ================================

Diluted earnings per share:
     Income before discontinued operations                  $      0.44          $      0.50
                                                            --------------------------------
     Discontinued operations                                $     (0.41)         $      0.02
                                                            --------------------------------
     Diluted earnings per share                             $      0.04          $      0.52
                                                            --------------------------------
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